SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2002

Martek Biosciences Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-22354	52-1399362

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6480 Dobbin Road Columbia, Maryland	21045

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 740-0081

(Former name or former address, if changed since last report)

MARTEK BIOSCIENCES CORPORATION

Item 2. Acquisition or Disposition of Assets.

     On April 25, 2002, Martek Biosciences Corporation (the “Company” or “Martek”) acquired OmegaTech, Inc., a Delaware corporation (“OmegaTech”), by the statutory merger (the “Merger”) of a wholly owned subsidiary of the Company, OGTAQ Corp., a Delaware corporation (“Merger Sub”), with and into OmegaTech. The Merger was accomplished pursuant to the Agreement and Plan of Merger dated as of March 25, 2002 by and among Martek, OmegaTech and the Merger Sub, as amended (the “Merger Agreement”). The Merger occurred following the approval of the Merger Agreement by the OmegaTech stockholders and the satisfaction of other closing conditions. Following the completion of the Merger, OmegaTech, Inc. changed its name to Martek Biosciences Boulder Corporation.

     Prior to the Merger, OmegaTech was a development-stage biotechnology company dedicated to the research, development and commercialization of “natural bioactive compounds” or “NBCs”, which are biologically active compounds that provide clinically proven preventative and therapeutic health benefits.

     As a result of the Merger, Martek became the owner of 100% of the issued and outstanding common stock of OmegaTech and each outstanding share of OmegaTech common stock was converted into .04224 of a share of Martek common stock. Options to purchase OmegaTech common stock pursuant to OmegaTech’s 1996 Stock Option Plan and certain non-plan option agreements were assumed by Martek and such options will remain outstanding as options to purchase shares of Martek common stock.

     In exchange for the acquisition by Martek of all of the outstanding capital stock of OmegaTech, Martek issued a total of approximately 863,233 shares of Martek common stock to former OmegaTech stockholders at the closing and Martek reserved, as of the closing, 154,589 shares of Martek common stock for issuance upon the exercise of options assumed pursuant to the Merger. In addition, at the closing, Martek issued to former OmegaTech stockholders and option holders non-transferable rights to receive, in the aggregate, up to 2,290,533 additional shares of Martek common stock, subject to certain adjustments, if certain operational and financial targets (“Milestones”) are achieved between April 25, 2002 and April 30, 2004. In no event will the aggregate number of Martek common stock issued pursuant to the Merger exceed 4,210,926 shares of Martek common stock. The shares of Martek common stock issued at the closing of the Merger were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation D. Martek has agreed to file a registration statement on Form S-3 to permit public resales of shares being issued to former OmegaTech stockholders at the closing or issued upon the achievement of Milestones. The shares of Martek common stock to be issued upon exercise of the OmegaTech options assumed pursuant to the Merger will be registered on Form S-8, following the Merger.

     At the closing and included in the 4,210,926 shares that may be issued in the Merger, Martek also issued 760,826 shares of Martek common stock (the “Directed Shares”) into various escrow accounts to satisfy OmegaTech’s pre-closing liabilities to certain lenders and vendors and will issue 141,745 shares of Martek common stock to certain employees to satisfy certain liabilities of OmegaTech (the “Non Compete Shares”). The Directed Shares and the Non Compete Shares were also issued in a transaction exempt from registration under the Securities Act of 1933, as amended. A number of shares equal to the Directed Shares that are not required to be used to pay those liabilities and any costs incurred in connection with such payment, will be distributed to former OmegaTech stockholders on a pro rata basis.

     Pursuant to the Merger Agreement, Martek has amended its Bylaws to increase the number of directors to eleven and Martek has appointed Robert J. Flanagan, a former OmegaTech director, to fill this newly created seat as a Class II director to serve until his successor is elected and qualified or until his earlier resignation or removal.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)  and (b) Financial Statements and Pro Forma Financial Information

     The required financial statements and any pro forma financial information will be filed within 60 days of the due date for the filing of this report, in accordance with Item 7(a)(4) of Form 8-K.

(c)  Exhibits.

     The following are filed as an exhibit to this current report on Form 8-K:

99.1	Press Release dated April 25, 2002

99.2	Agreement and Plan of Merger, dated March 25, 2002, by and among Martek Biosciences Corporation, OmegaTech, Inc. and OGTAQ Corp.*

99.3	First Amendment to the Agreement and Plan of Merger dated as of March 25, 2002 by and among OmegaTech, Inc., Martek Biosciences Corporation, and OGTAQ Corp., dated April 24, 2002 by and among Martek Biosciences Corporation, OmegaTech, Inc., OGTAQ Corp. and Robert Zuccaro, in his capacity as the Stockholders’ Representative.*

*These Exhibits contain a list briefly identifying the contents of all omitted schedules and Martek will furnish supplementally a copy of any omitted schedule to the Commission at its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTEK BIOSCIENCES CORPORATION

Date: April 25, 2002	By:	/s/ George P. Barker

George P. Barker Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit
Number

99.1	Press Release dated April 25, 2002

99.2	Agreement and Plan of Merger, dated March 25, 2002, by and among Martek Biosciences Corporation, OmegaTech, Inc. and OGTAG Corp.*

99.3	First Amendment to the Agreement and Plan of Merger dated as of March 25, 2002 by and among OmegaTech, Inc., Martek Biosciences Corporation, and OGTAQ Corp., dated April 24, 2002 by and among Martek Biosciences Corporation, OmegaTech, Inc., OGTAQ Corp. and Robert Zuccaro, in his capacity as the Stockholders’ Representative.*

*These Exhibits contain a list briefly identifying the contents of all omitted schedules and Martek will furnish supplementally a copy of any omitted schedule to the Commission at its request.